Certificate This is to certify that these articles are effective on November 14, Novembre, 1994	Ontario Corporate Number 1105064

ARTICLES OF INCORPORATION

STATUTS CONSTITUTIFS

1. The name of the corporation is:	Denomination sociale de a compagnie:
STELLAR INTERNATIONAL INC.
2. The address of the registered office is:	Adresse du siege social:
23 SNOBALL CRESCENT
Scharborough, Ontario M1B 1S5 City of Scharborough In/ Regional Municipality of Toronto
(Street & Number or R.R. Number & if Multi-Office Building give Room No.) (Rue et numero ou numero de la R.R et. S’ill s’agit d’un edifice a bureau, numero du bureau

3. Number (or Minimum and maximum) of directors is:	Nobbre (ou nombres minimal et maximal) d’administrateaurs:
MINIMUM 1, MAXIMUM 10

4. The first directors(s) is/are:	Premier(s) administrateur(s)	Resident Canadian State Yes or No Residents
First name, initials and last name Prenom, initiales et nom de famille	Residence address, giving Street & No. or R.R Municipality and Postal Code Adresse personnelle, y compris la rur et le numbro, le numero de la R.R., le la municipalite et le code postal	Canadian Oui/Non

Samuel T. Hahn	23 Snowball Crescent Scarborough Ontario M1B 1S5	YES
Kay S. Hahn	23 Snowball Crescent Scarborough Ontario M1B 1S5	YES

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.	Limites, sil ya lieu, imposéesaux activités commerciales ou aux pouvoirs de Ia compagnie.

N/A

6. The classes and any maximum number of shares that the corporation is authorized to issue:	Catégories et nombre maximal, sily a lieu, d’actionsque la compagnie est autorisée a émettre:

Unlimited number of Common Shares
Unlimited number of Class ‘A Preference Shares

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privileges, restrictions et conditions, 511 y a lieu, rattaches a chaque catégorie d’actioris et pouvoirs des administrateurs relatifs a chaque catégorie d’actions qui peut étre émise en série:

1.

The holders of the Class “A” Shares, shall in each calendar quarter in the discretion of the directors, but always in preference and priority to any payment or dividends on the common shares for such calendar quarter, be entitled, out of any or all profits or surplus available for dividends, to non-cumulative dividends in such amounts as may be declared by the directors, provided however that such amounts, if any, shall not in any event be more than 5%, per calendar quarter of the “Redemption Amount’ (for greater certainty the redemption amount of each Class ‘A” share shall be equal to the fair market value of such property sold or transferred to, or exchanged with the Corporation on the date of first issuance as determined by the accountant for the company in accordance with generally accepted accounting and valuation principles less the amount of non-share consideration, if any, paid, assumed or delivered by the Corporation as partial consideration for the purchase, acquisition, or exchange of such property, divided by the number of Class “A” shares issued as consideration or partial consideration for the purchase or acquisition of such property); for each Class “A” share as of the date of issuance; if in any calendar quarter, after providing for the full dividend on the Class “A” shares, there shall remain any profits or surplus available for dividends, such profits or surplus or any part thereof may, in the discretion of the directors, be applied to dividends on the common shares; the holders of Class “A” shares shall not be entitled to any dividend other than or in excess of the non-cumulative dividends as hereinbefore provided for and each holder thereof shall have the right in any year or calendar quarter, by instrument in writing, to waive for that year or calendar quarter, the right to dividends, if any, upon the Class “A” shares so held.

2. The Class “A” Shares shall rank, both as regards dividends and repayment of capital, in priority to all other shares of the Corporation, but shall not confer any further right to participate in profits or assets. No dividend shall at any time be declared or paid upon or set aside for the other shares of the Corporation in any fiscal year unless and until the non-cumulative dividend on all of the Class “A” Shares outstanding in respect of such quarter has been declared and paid or set aside for payment or waived as hereinafter provided. The holders of the Class “A” Shares have the right in any year, by instrument in writing, to waive for that year the right to dividends upon the Class “A” Shares held by them.

3(a)

3. The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Class ‘A” Shares on payment for each share to be redeemed. equal to the Redemption Amount’ plus the amount of all dividends which have then been declared on each such share to be redeemed which have not then been paid. In all such cases of redemption, the Corporation shall at least twenty (20) days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of Class “A” Shares to be redeemed notice in writing of the intention of the Corporation to redeem such Class “A” Shares. Such notice shall be mailed by letter, postage prepaid, addressed to each such shareholder at his address as it appears on the records of the Corporation or in the event that the address of any such shareholder not so appearing then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption. Such notice shall set out the redemption price and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Class “A” Shares to be redeemed the redemption price thereof on presentation and surrender at the head office of the Corporation or any other place designated in such notice of the certificate or certificates representing the Class “A” Shares called for redemption. If a part only of the shares represented by any certificate is to be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless-S payment of the redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected. The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Class ‘A” Shares to deposit the redemption price of the shares so called for redemption or of such of the said shares represented by certificates as have not at that date of such deposit been surrendered by the holders thereof .. in connection with such redemption to a special account in any chartered bank or any trust company in Canada, named in such notice, to be paid without interest to or to the

3(b)

order of the respective holders of such Class “A” Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class “A” Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total redemption price so deposited against presentation and surrender of the said certificates held by them respectively.

4. Subject to the provisions of the Business Corporations Act in that regard which are from time to time in force, the Corporation may at any time and from time to time purchase for cancellation the whole or any part of the Class “A” Shares at the lowest price at which, in the opinion of the directors, such shares are obtainable.

5. In the event of the liquidation, dissolution or winding up of the Corporation, or other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, the holders of the Class “A” shares shall be entitled to receive from the property of the Corporation a sum equivalent to the aggregate Redemption Amount of all of the Class “A” shares held by them respectively plus all dividends declared thereon and unpaid before any amount shall be paid or any property of the Corporation distributed to the holders of any other class of shares. After payment to the holders of the Class “A” shares of the amount so payable to them as above provided, they shall not be entitled to share in any further distribution of the property of the Corporation.

6. The holders of the Class “A” Shares shall be entitled to receive notice of and to attend at any meeting of shareholders of the Corporation and shall be entitled to one vote thereat for each Class “A” Share held by them.

7. Any amendment to the Articles of the Incorporation to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Class “A” Shares or to create special shares ranking in priority to or on a parity with the Class “A” Shares, in addition to the authorization by a special resolution may be authorized by at least two-thirds of the votes case at a meeting of the holders of the Class “A” Shares duly called for that purpose.

3(c)

8. Any registered holder of Class “A” Special shares may, at his option, upon giving notice as hereinafter provided, require the Corporation at any time or times to redeem all or any part of the Class “A Special shares held by him, and the Corporation shall pay to such holder for each such shares which the holder requires to be redeemed in an amount equal to the Class “A” Redemption Amount, plus all dividends declared thereon and unpaid. In the event that any registered holder of Class “A” Special shares desires to require the redemption, as aforesaid, of all or any part of the Class “A” Special shares held by him, such registered holder shall mail by prepaid mail addressed to the Corporation at its registered office notice in writing of his intention to require redemption, which notice shall also specify therein the number of Class A Special shares to be so redeemed. On the date 14 days next following the receipt of such notice by the Corporation (herein called the Class “A” Retraction Date”), the Corporation shall pay or cause to be paid to the order of the registered holder of such Class “A” Special shares the Redemption amount on presentation and surrender at the registered office of the Corporation of the certificates representing the Class “A” Special shares specified in the notice. If a part only of the Class “A” Special shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the Class “A’ Retraction Date, the holder of the Class “A” Special shares to be redeemed as aforesaid shall not be entitled to exercise any of the rights as shareholder in respect thereof unless payment of their Redemption amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected.

9. In no event shall any dividend be declared or paid on the common shares or any other shares of the Corporation ranking junior to the Class “A” shares if, in the opinion of the directors, the payment of such dividend would reduce the net realizable value of the assets minus all of the liabilities of the liabilities of the Corporation (determined in accordance with what the directors consider to be generally accepted accounting and valuation principles)to an amount which is less than the product of the Redemption Amount per Class “A” share times the number of Class “A” shares issued and outstanding immediately before the time of payment of such dividend.

3(d)

10. In the event that the Department of National Revenue, Taxation the (‘Department’) determines that the fair market value- of any property sold or transferred to or exchanged with the Corporation in exchange for non-share consideration, if any, and Class “A” shares is greater or less than the non-share consideration, if any, and the Redemption Amount of all the Class “A” shares so issued as agreed and determined by the Corporation and the holders of the Class “A” shares, the Redemption Amount shall be increased or decreased to reflect the value as ultimately determined of the Class “A” shares. The adjustment to the Redemption Amount per share shall be equal to the total increase or decrease so determined divided by the number of Class “A” shares so issued. The Redemption Amount of the Class “A” shares so adjusted shall be deemed retroactively to the date of first issuance to have been the Redemption Amount. In the event that any of the Class “A” shares have been redeemed prior to the date of the ultimate determination, cash settlements will be made by the holder of the said shares or the Corporation, as the case may be. Reference to value as ultimately determined herein shall have the following meaning:

(i) such amount as may be agreed by the Department, the Corporation and the Class “A” shareholders to have been the fair market value of the property sold, transferred or exchanged for such Class “A” shares; or

(ii) in the absence of such agreement, such amount as shall be determined by a Court having jurisdiction in the matter (after all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken) to be the fair market value of the property sold, transferred or exchanged for such Class “A” shares.

8. The issue, transferor ownership of shares is/is not restricted and the restrictions (if any) are as follows:	L’emission, le transfert ou Ia propriété dactions est/nest pas restreinte. Les restrictions, sil y a lieu, sont es suivantes:

A transfer of shares must be approved by a Resolution passed by a majority of the Directors.

9. Other provisions, if any, are:	Autres dispositions, s’iI y a lieu:

N/A

10. The names and addresses of the incorporators are Nom et adresse des fondateurs First name, initials and last name or corporate name. Prénom, initiale et nom de famile ou denomination sociale.

Full residence address or address of registered office or of principal place of business giving street & No. or AR. No., municipality and postal code.

Adresse personnelle au complet, adresse du siege social ou adresse de l’établissement principal, y compris Ia rue et le numéro, le numéro de Ia Rn., le nom de Ia municipalité et le code postal.

Samuel T. Hahn Kay S. Hahn	23 Snowball Crescent Scarborough Ontario M1B 1S5 23 Snowball Crescent Scarborough Ontario M1B 1S5
There articles are signed in duplicate.	Les presents statuts sont signés en double exemplaire.

Signatures of incorporators
(Signature des tondateuts)

/s/ Samuel T. Hahn ---------------------- Samuel T. Hahn	/s/ Kay S. Hahn ------------------- Kay S Hahn